UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Grant, William R.
   Galen Associates
   666 Third Avenue, Room 1400
   New York, NY  10017
   USA
2. Issuer Name and Ticker or Trading Symbol
   Allergan, Inc.
   AGN
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 31, 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |      |    |                  |   |           |10,311             |D     |                           |
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Common Stock                 |      |    |                  |   |           |1,000              |I     |By Trust (1)               |
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Common Stock                 |      |    |                  |   |           |1,800              |I     |By Pension Trust           |
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Common Stock                 |      |    |                  |   |           |0                  |I (2) |By Children                |
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Common Stock                 |      |    |                  |   |           |0                  |I (3) |By Charity Foundation      |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Phantom Stock Units     |1-for-1 |9/12/|A   |25.74      |A  |(4)  |(4)  |Common Stock|25.74  |$39.125|            |D  |            |
                        |        |96   |    |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units     |1-for-1 |9/25/|A   |87.42      |A  |(4)  |(4)  |Common Stock|87.42  |$37.75 |            |D  |            |
                        |        |96   |    |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units     |1-for-1 |10/1/|A   |165.02     |A  |(4)  |(4)  |Common Stock|165.02 |$37.875|            |D  |            |
                        |        |96   |    |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units     |1-for-1 |11/18|A   |46.88      |A  |(4)  |(4)  |Common Stock|46.88  |$32.00 |            |D  |            |
                        |        |/96  |    |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units     |1-for-1 |11/19|A   |71.60      |A  |(4)  |(4)  |Common Stock|71.60  |$32.125|            |D  |            |
                        |        |/96  |    |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units     |1-for-1 |12/9/|A   |34.69      |A  |(4)  |(4)  |Common Stock|34.69  |$32.50 |431.35      |D  |            |
                        |        |96   |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1)  Shares previously reported as belonging to
wife.
(2) Deletion of 1,500 shares owned by children, previously reported in error. Children have not been members of the reporting person's household since the onset of his reporting
obligation.
(3) Deletion of 1,200 shares in the 501(c)(3) Charity Foundation. Reporting person has never been the beneficial owner of the shares gifted to the
Charity Foundation.
(4) The phantom stock units were accrued under the Allergan 1989 Nonemployee Director Stock Plan - a deferred compensation plan. The units are to be settled 100% in cash upon the reporting person's
retirement.
SIGNATURE OF REPORTING PERSON
/s/ William R. Grant
DATE
2/4/97